“Monster” / Amendment to License Agreement

           This amendment (the “Amendment”), dated as of January 14, 2004, is hereby made with reference to that certain License Agreement (the “Agreement”) dated as of October 1, 2003, between DEJ Productions Inc., (“Distributor”) and Media 8 Entertainment and MDP Distribution, Inc. (collectively, “Company”). Capitalized terms shall have the same meaning as in the Agreement.

           For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.	Paragraph 9 is amended as follows:

a.	Distributor acknowledges that Company has caused the Theatrical Release of the Picture in conformity with Paragraph 9(a) and (c).

b.	Upon execution of mutually agreeable escrow designation instructions to the escrow holder (the “Escrow Account”), with respect to the distribution of Theatrical Gross Receipts to Company and Distributor as set forth in Paragraph 9(g), as amended, Distributor shall immediately pay into the Escrow Account or directly to NMF the $1 million set forth in said paragraph to the Escrow Account, which sum shall be disbursed towards the continuation of the Theatrical Release as NMF, Company and Distributor agree, Distributor acknowledges that time is of the essence with respect to its contribution towards the continued Theatrical Release. The definition of “Distributor P&A” is redefined to mean all amounts paid to NMF or the Escrow Account or paid at the direction of NMF, including the $1 million contributed pursuant to this Paragraph and the amounts contributed pursuant to Paragraph c. below, and expended by NMF or via the Escrow Account towards actual out-of-pocket, third party expenses in respect of the Theatrical Release in accordance with this Agreement (net of any return of unspent funds by NMF or the Escrow Account). For avoidance of doubt, amounts paid by Distributor by way of in store advertising during the Theatrical Release or other direct or indirect expenditures in furtherance of the Theatrical Release not paid for through the Escrow Account or paid to or at the direction of NMF, shall not be included in Distributor P&A, but may still be recoupable by Distributor pursuant to Paragraph 6(a)(ii).

c.	Distributor agrees to pay over to NMF, or into a mutually agreed escrow or other mutually agreed arrangement, at least an additional $2 million (for a total of no less than $3 million) to be spent by NMF towards the continued Theatrical Release. In addition to such $2 million contribution, Distributor may contribute such further funds as it may, in its sole discretion, choose to contribute to NMF for furtherance of the Theatrical Release. All such funds contributed by Distributor in accordance with this Paragraph shall be contributed and expended as NMF and Distributor mutually agree in good faith and with the understanding that time is of the essence with respect to such contributions in order to maintain the integrity of the Theatrical Release. From the date hereof, Company shall have meaningful consultation rights with respect to the expenditure of such funds and the ongoing Theatrical Release, but all decisions with respect to the ongoing Theatrical Release or the expenditure of funds contributed by Distributor shall, as between Distributor and Company, be in Distributor’s reasonable discretion. Notwithstanding the foregoing, Company shall have no responsibility for any commitments made by Distributor to NMF nor for any decisions made by Distributor or the actions of NMF. In this regard, Distributor shall indemnify, in accordance with Paragraph 16(b), and hold Company harmless from any actions, inactions or commitments made by Distributor with NMF or any actions, inactions or commitments made in connection with the Theatrical Release by Distributor.

2.	Paragraph 9(g)(I)(B), (C), (D) and (E) are deleted in their entirety and in lieu thereof the following shall control:

“(B) Company Recoupment: To Company or its designee, one hundred percent (100%) of remaining Gross Receipts until Company or its designee has received the sum of $3 million; then

(C) Distributor Recoupment: To Distributor one hundred percent (100%) of remaining Gross Receipts until Distributor has recouped the Distributor PSA; then

(D) Not Applicable.

(E) Not Applicable.”

3.	Paragraph 6 (c)(I) is deleted in its entirety and in lieu thereof the following shall control:

“(i) Notwithstanding any other provision in this Agreement, if Company has not fully recouped the actual out-of-pocket, third party expenses paid by it directly or through the escrow towards print and advertising costs for the theatrical release of the Picture (the “Company P&A Expense”) after crediting any payments theretofore made to Company pursuant to paragraphs 6(a)(v) against these amounts and/or Distributor has not fully recouped recouped the Distributor P&A, after crediting any sums retained pursuant to Paragraph 6(a)(ii) in respect of recoupment of the Distributor P&A, and sums retained by Distributor pursuant to Paragraph 6(a)(v), then Company and Distributor shall be entitled to recoup in proportion to their respective unrecouped balances from any amounts actually received by Distributor from the television licensing of the Picture in the United States of America (“US TV License”) an amount which is the greater of either: (A) the pay television license fee actually received by Distributor for the first pay television license for the Picture, or (B) the basic cable television license fee actually received by Distributor the first basic cable television license for the Picture. Any payments made to Company pursuant to this subparagraph 6(c)(i) shall hereinafter be referred to as “Company’s TV Recoupment Payment”. Any sums retained by Distributor pursuant to this subparagraph 6(c)(i) shall hereinafter be referred to as “Distributor’s TV Recoupment Payment”.

4.	A new paragraph 6 (e) is added to the Agreement and shall read as follows:

“In the event Distributor has not fully recouped the Distributor P&A after taking into consideration sums theretofore retained by Distributor as the Distributor’s TV Recoupment Payment pursuant to paragraph 6 (c)(i) and sums retained pursuant to Paragraph 6(a)(ii) in respect of recoupment of the Distributor P&A and sums retained pursuant to Paragraph 6(a)(v), which shall be an offset against such recoupment. but shall not be double counted in such recoupment, then fifty percent (50%) of the unrecouped amount (“Distributor’s Shortfall”) shall be recoupable from fifty percent (50%) of Company’s International Overages. As a point of clarification, Distributor shall only have a right of participation In Company’s International Overages to recoup the Distributor Shortfall, and not an ongoing participation beyond such recoupment.

For purposes of this Agreement Company’s International Overages shall mean the amounts received by Company from licensees of distribution rights in the Picture, other than Distributor, Remstar or pursuant to the Airline or Ship Agreements, in excess of the Minimum Guarantees or “Deemed Minimum Guarantees” paid by said licensees. Minimum Guarantees are the nonrefundable sums, whether in the form of advances, flat fees and/or outright license fees, paid to Company by such licensees. With respect to those licensee that are so-called “straight distribution” agreements and have no express minimum guarantee, the amounts set forth as the minimum take prices on Schedule “1” hereto shall be the “Deemed Minimum Guarantee” and only amounts in excess of such amounts shall be included in Company’s International Overages.

By way of example, if Company has licensed French video rights and the licensee pays a minimum guarantee (as such term is commonly understood in the industry) of $500,000 and later reports and pays to Company an additional $100,000 beyond the stated minimum guarantee, the $100,000 is the “overage” and is included in Company’s International Overages. Similarly, by way of illustration, if Company licensed French video rights but on a straight distribution basis without a minimum guarantee, then if Schedule “1” hereto lists $75,000 as the minimum take price for such rights, then such sum would be the Deemed Minimum Guarantee and only amounts paid by the distributor in excess of such sum would be included in Company’s International Overages”.

Distributor shall notify Company in writing of the Distributor Shortfall (the “Deficit Notice”) contemporaneously with payment to Company of the Company’s TV Recoupment Payment, and shall from time to time notify Company of any additional recoupments of the Distributor P&A pursuant to adjustments in the Distributor Shortfall by reason of continuing recoupments pursuant to Paragraph 6(a)(ii) and additional retentions pursuant to Paragraph 6(a)(v). Company shall have inspection and audit rights with respect to the Distributor Shortfall in the same manner as provided for Company’s audit rights in accordance with Paragraph 6(b)(ii).

Commencing upon receipt by Company of the Deficit Notice, Company shall account and pay over to Distributor amounts payable in respect of the Distributor Shortfall in the same manner as provided in Paragraphs 9 (h) (1), (2) and (3) with respect to Theatrical, Airline or Ship Gross Receipts. Contemporaneously with such payments, Company shall provide Distributor with copies of statements received from licensee’s with respect to such licensee’s calculation of overages. Distributor shall have audit and inspection rights in accordance with Paragraph 9(h)(6) in the same manner as provided for Theatrical, Airline or Ship Gross Receipts.

In the event the amount divided between Company and Distributor pursuant to Paragraph 6(c)(i) is adjusted as provided in paragraph 6(c)(ii) on Distributor’s receipt of the television license fee from the second US TV License, or by reason of adjustments in recoupments pursuant to Paragraphs 6(a)(ii) or (v), and such adjustments results in a reduction in the Distributor Shortfall whereby Company shall have overpaid Distributor in respect of its recoupment of the Distributor Shortfall, Distributor shall, within ten (10) business days of demand, pay to Company such overpayment.

5.	Subject to Company obtaining the required consent from Film & Entertainment VIP Medienfonds 2 GmbH and Co.KG (“VIP”) to extend the Term, or Company ever acquiring the rights to grant the foregoing, Paragraph 3(a) is deleted in its entirety and in lieu thereof the following shall control:

“(a) Term of the Agreement: The term of this Agreement (the “Term”) commences on the Effective Date and continues for thirty (30) years from the earlier of: (i) date of the initial release of the Picture by Distributor anywhere in the Territory or (ii) the later of: (y) nine (9) months after complete delivery of the Picture to Distributor or (z) nine (9) months after the theatrical release of the Picture in the United States.”

If by the time Distributor is to first make payments to Company pursuant to Paragraph 6(a)(v) Company has not obtained the consent of VIP to extend the Term, and only in such event, then Paragraph 3(a) shall not be amended as aforesaid, and in lieu of the adjustment in the Term provided above, Paragraph 6(a)(v) shall be deleted in its entirety and in lieu thereof shall read as follows:

“If Distributor’s P&A was equal to or in excess of $5 million, then the balance of Distributor Gross Receipts, if any, shall be split and paid fifty percent (50%) to Company (“Company’s Share of Gross Receipts”) and fifty percent (50%) to Distributor, or

In the event Distributor P&A was less than $5 million, the balance of Distributor Gross Receipts, if any, shall be split and paid fifty-five percent (55%) to Company (“Company’s Share of Gross Receipts”) and fourty-five percent (45%) to Distributor.”

6.	To the extent there is any inconsistency between this Amendment and any terms of the Agreement, the terms of this Amendment shall control.

7.	Except as inconsistent with the terms set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect and the Agreement is hereby reaffirmed.

DEJ Productions Inc.	Media 8 Entertainment

By: Its: Date: Name:	/s/ M. Smith SVP 1/29/04 M. Smith	By: Its: Date: Name:	/s/ Matthew Waldman Secretary January 22, 2004 Matthew Waldman

MDP Distribution, Inc.

By: Its: Date: Name:	/s/ Devin Cutler VP of Finance 1/22/04 Devin Cutler

Schedule “1”

The following is Schedule 1 to the Amendment to License Agreement referred to in paragraph 4 thereof:

Territory Singapore	Deemed Minimum Guarantee $30,000